EXHIBIT 21.1

SUBSIDIARIES		PLACE OF INCORPORATION

Monarch Pharmaceuticals, Inc	.	Tennessee
Parkedale Pharmaceuticals, Inc	.	Michigan
King Pharmaceuticals Research and Development, Inc	.	Delaware
King Pharmaceuticals of Nevada, Inc	.	Nevada
Meridian Medical Technologies, Inc	.	Delaware
Monarch Pharmaceuticals Ireland Limited		Republic of Ireland

S-2